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                   UNITED BANKSHARES. INC. AND SUBSIDIARIES

                               FINANCIAL SUMMARY
                   (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
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                                                One Month Ended              Ten Months Ended
                                           -------------------------     ------------------------
                                           October 31     October 31     October 31   October 31
                                              1998           1997           1998         1997
                                           -----------  ---------------  -----------  -----------
EARNINGS SUMMARY
Interest income                            $    28,084      $    25,101  $   268,953  $   230,295
Interest expense                                13,565           11,939      128,523      107,631
Net interest income                             14,519           13,162      140,430      122,664
Provision for loan losses                          256              273       10,904        2,540
Noninterest income                               2,038            1,946       20,324       17,655
Gain on security transactions                                         2        2,766           72
Income from mortgage banking operations          2,406            1,685       20,677       13,229
Noninterest expenses                            16,159            9,432      117,264       85,155
Income taxes                                       718            2,466       15,890       22,412
Net income                                       1,830            4,624       40,139       43,513

PER COMMON SHARE:
Net income:
  Basic                                           0.04             0.11         0.94         1.04
  Diluted                                         0.04             0.11         0.92         1.02
Book value                                                                      9.86         9.20
Closing market price                                                          26.750       22.438
Common shares outstanding:
  Actual, net of treasury shares                                          43,015,233   42,321,953
  Basic                                     42,980,669       42,690,887   42,690,887   42,003,338
  Diluted                                   43,781,076       43,543,829   43,543,829   42,701,057
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                                            October 31      October 31   December 31
                                               1998            1997         1997
                                           -----------      -----------  -----------
PERIOD END BALANCES
Assets                                       4,379,225        3,916,576    4,094,836
Earning assets                               4,139,109        3,694,094    3,853,391
Loans, net of unearned income                3,245,717        2,665,355    2,775,024
Investment securities                          892,292          995,319    1,005,842
Total deposits                               3,380,490        3,062,461    3,185,963
Shareholders' equity                           424,127          389,183      396,056

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